Exhibit 99.1

LAZARD ANNOUNCES COMMENCEMENT OF SENIOR NOTES OFFERING
AND CONCURRENT TENDER OFFER BY LAZARD GROUP LLC

NEW YORK, March 5, 2019 – Lazard Ltd (NYSE: LAZ) announced today that its subsidiary Lazard Group LLC (“Lazard Group”) is commencing an offering (the “Offering”) of one or more series of its senior notes (the “Notes”).  The Notes would be issued by Lazard Group and would be offered pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”).  The Notes would be senior unsecured obligations of Lazard Group.

Concurrently with the Offering, Lazard Group is commencing a cash tender offer (the “Tender Offer”) for any and all of its outstanding 4.250% Senior Notes due November 14, 2020 (the “2020 Notes”).  Lazard Group currently expects that it will exercise its right to optionally redeem any and all 2020 Notes not purchased by it in the Tender Offer at the make-whole redemption price, calculated in accordance with the indenture governing the 2020 Notes.

Lazard Group intends to use a portion of the net proceeds from the Offering to repurchase or redeem any and all of the outstanding 2020 Notes, and to pay fees and expenses related to the foregoing, and to use the remaining amount for general corporate purposes, including potential repurchases of shares of Lazard Ltd’s Class A common stock.

The Offering is being made solely by means of a prospectus supplement and accompanying prospectus.  A copy of the preliminary prospectus supplement and the accompanying prospectus may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Tel: (800) 831-9146, Email: prospectus@citi.com.  An electronic copy of the preliminary prospectus supplement, together with the accompanying prospectus, is also available on the SEC’s website, www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Citigroup Global Markets Inc. is acting as the lead dealer manager and Lazard Frères & Co. LLC is acting as a co-dealer manager (together, the “Dealer Managers”) for the Tender Offer.  Requests for documents may be directed to D.F. King & Co., Inc., the tender agent and information agent (in such capacities, the “Tender and Information Agent”), by telephone at (800) 252-8173, in writing at Attn: Andrew Beck, 48 Wall Street, 22nd Floor, New York, New York, 10005 or by email at lazard@dfking.com. Copies of the Offer Documents are also available at the following website: www.dfking.com/lazard.  Questions regarding the Tender Offer may be directed to the Dealer Managers as follows: Citigroup Global Markets Inc. may be contacted by telephone at (800) 558-3745 (toll-free) or (212) 723-6106 (collect) or in writing at Attn: Liability Management Group, 388 Greenwich Street, 7th Floor, New York, New York 10013; and Lazard Frères & Co. LLC may be contacted by telephone at (877) 364-0850 or in writing at Attn: Liability Management Group, 30 Rockefeller Plaza, New York, New York 10112.  None of Lazard Group or its affiliates, their respective boards of directors, the Dealer Managers, the Tender and Information Agent or the trustee for the 2020 Notes makes any recommendation as to whether holders should tender any of their 2020 Notes.  Holders must make their own decision as to whether to tender any of their 2020 Notes and, if so, the principal amount of their 2020 Notes to tender.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the 2020 Notes.  The Tender Offer is being made solely by means of the Offer to Purchase and related Letter of Transmittal and Notice of Guaranteed Delivery dated March 5, 2019.  The Tender Offer is void in all jurisdictions where it is prohibited.  In those jurisdictions where the securities, blue sky or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of Lazard Group by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

About Lazard

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 43 cities across 27 countries in North America, Europe, Asia, Australia, Central and South America.  With origins dating to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “could”, “would”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “target”, “goal”, or “continue”, and the negative of these terms and other comparable terminology.  These statements are only predictions based on our current expectations and projections about future events, many of which, by their nature, are inherently uncertain and outside of our control.  There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors”, and also discussed from time to time in our reports on Forms 10‑Q and 8-K, including the following:

●	A decline in general economic conditions or the global or regional financial markets;

●	A decline in our revenues, for example due to a decline in overall mergers and acquisitions (M&A) activity, our share of the M&A market or our assets under management;

●	Losses caused by financial or other problems experienced by third parties;

●	Losses due to unidentified or unanticipated risks;

●	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

●	Competitive pressure on our businesses and on our ability to retain and attract employees at current compensation levels.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements.  Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements.  You should not rely upon forward-looking statements as predictions of future events.  We are under no duty to update any of these forward-looking statements after the date of this release to conform our prior statements to actual results or revised expectations and we do not intend to do so.

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations.

LAZ-CPE

Media contact:	Investor contact:
Judi Frost Mackey, +1 212 632 1428	Alexandra Deignan, +1 212-632-6886
judi.mackey@lazard.com	alexandra.deignan@lazard.com